Exhibit 99.1

News Release

Hilb Rogal & Hobbs Company	Investor Contact: Carolyn Jones
4951 Lake Brook Drive	Phone: (804) 747-3108
Glen Allen, Virginia 23060-9272	Fax: (804) 747-6046

FOR IMMEDIATE RELEASE

September 10, 2007

HILB ROGAL & HOBBS ANNOUNCES PRIVATE PLACEMENT NOTE PURCHASE

AND PRIVATE SHELF AGREEMENT OF $200 MILLION AND REFINANCING

OF ITS SENIOR SECURED CREDIT FACILITY

RICHMOND, Va—Hilb Rogal & Hobbs Company (NYSE: HRH), one of the world’s largest insurance and risk management intermediaries, announced that it has entered into a Note Purchase and Private Shelf Agreement with Prudential Capital Group (the Note Purchase Agreement) and amended its existing senior secured credit agreement (the Credit Agreement).

Under the Note Purchase Agreement, HRH issued $100 million of Senior Secured Notes, Series A (the Series A Notes), which will mature on August 27, 2017 and bear interest at a fixed rate of 6.44% per annum. The proceeds from the sale of the Series A Notes were used to prepay the term loans outstanding under the Credit Agreement. The Note Purchase Agreement contains provisions for an uncommitted shelf facility by which HRH may issue, over the next three years, up to $100 million of Senior Secured Notes for up to a ten-year term at a fixed interest rate based on the Treasury Rates available at the time of the borrowing plus an applicable credit spread.

In addition, HRH has increased the revolving credit facility under the Credit Agreement by $120 million, to a total of $445 million, and amended the Credit Agreement to permit entry into the Note Purchase Agreement. In addition, this amendment provides an option for HRH to further increase the size of the revolving credit facility by up to $125 million, at any time during its term.

The Series A Notes have not been registered under the Securities Act of 1933 (the Securities Act) or any state securities laws and were offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the Series A Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Hilb Rogal & Hobbs Company (HRH) is the eighth largest insurance and risk management intermediary in the United States, with over 120 offices throughout the United States and the world. HRH helps clients manage their risks in property and casualty, employee benefits, professional liability and other areas of specialized exposure. In addition, HRH offers a full range of personal and corporate financial products and services. HRH is focused on understanding our clients’ businesses, employees and risks, as well as the insurance and financial markets, so that we can develop insurance, risk management, and employee benefits solutions that best fit their needs. The company’s common stock is traded on the New York Stock Exchange, symbol HRH. More information about HRH may be found at www.hrh.com.

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